***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. 200.80(b)(4)
And 240.24b-2

Exhibit 10.63

C O N F I D E N T I A L

LIMITED MANUFACTURING AND SUPPLY AGREEMENT

This Limited Manufacturing and Supply Agreement (“Agreement”) is effective as of the 16th day of June, 2003 (the “Effective Date”) by and between OMJ Pharmaceuticals, Inc., a New Jersey corporation (“OMJ”), with offices at [***], and Amylin Pharmaceuticals, Inc., a Delaware corporation (“AMYLIN”), with offices at 9373 Towne Centre Drive, Suite 250, San Diego, California 92121.

WHEREAS, AMYLIN and LifeScan, Inc., an affiliate of OMJ, had been parties to a Collaboration Agreement dated on or about June 21,1995, which was terminated;

WHEREAS, pursuant to the terms of Section 9.5 of the said Collaboration Agreement, in the event that LifeScan terminated the said Collaboration Agreement, LifeScan was to be obligated to “provide for such manufacture of such Collaboration Products and Royalty Bearing Products to the extent provided prior to notice of such termination, from the time notice of such termination is provided until such time as AMYLIN is able to secure an equivalent alternative commercial manufacturing source, in the event that AMYLIN is unable to secure such an alternative source during the notice period”;

WHEREAS, AMYLIN is currently attempting to secure an equivalent alternative commercial manufacturing source;

WHEREAS, notwithstanding the continuing obligations of the Collaboration Agreement and the provisions of Section 9.5 of the same, OMJ and AMYLIN desire that OMJ manufacture and supply to AMYLIN Pramlintide Finished Product (as hereinafter defined) for only a limited period of time following the Effective Date, at its facility in [***] in accordance with the terms and conditions this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.             DEFINITIONS.

The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

1.1           “Active Ingredient” shall mean AMYLIN’ s proprietary peptide, pramlintide (also known as AC137).

1.2           “Affiliate” shall mean any person or entity that, directly or indirectly, controls, or is controlled by, or is under common control with a party. For purposes of this Agreement, control means the possession, direct or indirect, or the power to direct or cause the direction of the management or policies of a party, whether by ownership of voting securities, by contract or otherwise. Control shall be presumed where, directly or indirectly, a person or entity owns at least 50% of the common stock or voting ownership interest of a party.

1.3           “Batch” shall mean a quantity of SKUs (defined below) of Pramlintide Finished Product produced from a single homogeneous mix.

1.4           “CGMPs” shall mean Current Good Manufacturing Practices as defined from time to time in regulations promulgated under the Rules Governing Medicinal Products by the FDCA, or any successor regulations, guidelines or points to consider governing the manufacture and testing of Pramlintide Finished Product.

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1.5           “Completed Batch Record” shall mean the post-manufacturing documentation of manufacture of Pramlintide Finished Product, including documentation of equipment and component preparation, compounding, filling, and packaging of inactive excipients and Active Ingredient, completed records of formulation, manufacturing, equipment and component preparation, compounding, dispensing, in-process testing, filling, microbiological monitoring, inspection, testing (including sterility and endotoxin testing), and labeling, all deviation reports, out-of-specification investigations, certificates of analysis, and bills of materials.

1.6           “Confidential Information” shall mean all business, technical, and other information of each party hereunder disclosed by one party (the “Disclosing Party”) to the other party hereunder (the “Receiving Party”) at any time prior to or during the term of this Agreement and identified as confidential, together with all records generated or maintained at the Facility relating to Pramlintide Finished Product. Confidential Information shall not include information which, as demonstrated by competent evidence, (i) was known to the Receiving Party prior to the disclosure; (ii) was generally available to the public at the time of disclosure or becomes available to the public after disclosure, other than through any act or omission of the Receiving Party in breach of this Agreement; (iii) became known to the Receiving Party, without restriction on disclosure, as the result of disclosure from a third party under no obligation of secrecy to the Disclosing Party; (iv) is required to be disclosed by law; or (v) where OMJ is the Disclosing Party, is, in AMYLIN’s reasonable judgment, necessary or useful for the marketing, promotion, or protection of Pramlintide Finished Product.

1.7           “Disposal” shall mean any discharge, deposit, injection, dumping, spilling, leaking or placing of any Waste (as hereinafter defined) into or on any land or water, and the arrangement of any of the foregoing, and shall include any storage, pretreatment, treatment (including incineration), use, sale, sampling or other transfer or application of Waste of any kind or nature whatsoever.

1.8           “Facility” shall mean OMJ’s manufacturing, testing, and storage facility located at [***].

1.9           “FDA” shall mean the United States Food and Drug Administration, and any successor entity thereto.

1.10         “FDCA” shall mean the U.S. Federal Food Drug and Cosmetics Act, as amended, and all regulations promulgated thereunder.

1.11         “Governmental Agency” shall mean any federal, state, commonwealth or local government agency or governmental authority that has jurisdiction over the manufacture, testing, distribution, sale and/or use of Pramlintide Finished Product in the states, possessions and territories of the U.S.A.

1.12         “Laws and Regulations” shall mean all applicable federal, state, commonwealth, and local laws, regulations, ordinances, and rules of the states, possessions and territories of the U.S.A.

1.13         “Lot” shall mean a Batch or a specific, identified portion of a Batch.

1.14         “Master Batch Record” shall mean the pre-manufacturing pre-approved documented instructions for manufacture of Pramlintide Finished Product, including procedures for equipment and component preparation, compounding, filling, dispensing formulation, testing, in-process testing, inspection, end-Pramlintide Finished Product sampling, labeling, and packaging of inactive excipients and Active Ingredient.

1.15         “NDA” shall mean a New Drug Application, as defined in the FDCA.

1.16         “Pramlintide Finished Product” shall mean the finished dosage form of inactive excipients and Active Ingredient formulated and filled into a vial container closure system.

1.17         “Production Schedule” shall mean the written schedule for Pramlintide Finished Product mutually agreed upon by the parties as of the Effective Date, that specifies the manufacturing dates, quantities to be manufactured, delivery dates and other information associated with the manufacture of Pramlintide Finished Product during the term of this Agreement.

1.18         “Quality Agreement” shall mean the Quality Agreement dated August 9, 2001, as amended on the Effective Date, between AMYLIN and OMJ containing, identifying and outlining the Specifications, and the technical and regulatory terms

* CONFIDENTIAL TREATMENT REQUEST(ED)

and conditions for the production of Pramlintide Finished Product under this Agreement. The Quality Agreement is hereby made a part hereof. The Quality Agreement may be further amended in writing by the parties from time to time during the term of this Agreement. Unless otherwise defined in a Quality Agreement, the defined terms therein shall have the same meanings as ascribed to such terms herein. Any conflict between the provisions of this Agreement and the provisions of the Quality Agreement will be resolved in favor of this Agreement.

1.19         “Raw Materials” shall mean any and all raw materials, other than Active Ingredient, needed to produce package, and label the Pramlintide Finished Product meeting the Specifications therefore.

1.20         “SKU” shall mean a stock-keeping unit, i.e., a single packaged container closure system containing Pramlintide Finished Product.

1.21         “Specifications” shall mean the specifications for all Raw Materials, Active Ingredient, and Pramlintide Finished Product, and the procedures for its manufacture packaging and labeling mutually agreed upon in writing by the parties, which specifications and procedures are attached hereto as Exhibit ‘A’ and included as a part of each Quality Agreement and may be amended from time to time by mutual written agreement of the parties.

1.22         “Waste” shall mean all materials (except Pramlintide Finished Product that has not been rejected) that are produced or generated in connection with the manufacture of any Pramlintide Finished Product, including but not limited to materials that are hazardous waste, waste waters, residues, bottoms and other remainders, and obsolete packaging components or materials.

2.             MANUFACTURE AND SUPPLY.

2.1           OMJ shall manufacture and supply to AMYLIN the quantities of Pramlintide Finished Product stated in the Production Schedule from the Effective Date through [***] (the “Expiration Date”). AMYLIN shall order quantities of Pramlintide Finished Product in full lot sizes in accordance with the previously agreed upon quantities and delivery dates stated in the Production Schedule during the term of this Agreement. Any changes to the said quantities and delivery dates must be mutually agreed upon by the parties and will be based on plant available capacity. Pramlintide Finished Product shall comply with the Specifications in effect at the time of manufacture and shall be manufactured, packaged, labeled, tested, and stored in accordance with this Agreement at the Facility.

2.2           OMJ shall provide AMYLIN with copies of all documentation and records for all Lots of Pramlintide Finished Product manufactured for AMYLIN in accordance with Section 3 of the Quality Agreement and the other terms and conditions of this Agreement.

2.3           OMJ shall validate all equipment, utilities, sterility, processes, and cleaning according to CGMP and OMJ procedures, all in accordance the Quality Agreement. Upon request by AMYLIN, OMJ shall perform additional or modified validation procedures, and the costs therefore shall be allocated between AMYLIN and OMJ as mutually agreed upon by the parties at such time.

2.4           OMJ shall store Pramlintide Finished Product prior to release at the Facility, [***], and release and ship each Lot to the location(s) specified by AMYLIN after receipt of shipment authorization verifying Lot release. OMJ shall also maintain and store (i) the retained samples of each Lot in accordance with Section 14 of the Quality Agreement, and (ii) the retained samples of Active Ingredient, excipients, preservatives, and components, during the term of this Agreement. Such samples will be turned over to AMYLIN at the end of the Agreement to be retained and tested by AMYLIN for the remainder-required period based on the expiration date of the product and AMYLIN’s standard operating procedures.

2.5           The parties agree that OMJ shall manufacture, package, label and store all testing quantities and all forecasted commercial quantities of Pramlintide Finished Product during [***] and continue said manufacture until no later than [***]but continue such packaging, labeling and storage until the earlier of [***]or until such time as AMYLIN has the ability to package, label and store.

3.             RAW MATERIALS; PACKAGING & LABELING.

3.1           At least [***] of Pramlintide Finished Product specified in the Production Schedule, AMYLIN shall supply OMJ, free of charge at the Facility, with the Active Ingredient required to produce Pramlintide Finished Product in such quantities as are

* CONFIDENTIAL TREATMENT REQUEST(ED)

necessary to enable OMJ to manufacture the desired quantities of Pramlintide Finished Product. AMYLIN shall perform the release testing of such Active Ingredient. A Certificate of Analysis and Release must accompany the Active Ingredient when received by OMJ from AMYLIN. OMJ shall verify and document the quantity, condition upon receipt, and identity of Active Ingredient according to AMYLIN-approved methods and shall inspect Active Ingredient in accordance with OMJ incoming materials inspection procedures (the “Inspection Procedures”), a copy of which shall be provided by OMJ to AMYLIN. OMJ shall notify AMYLIN, and provide AMYLIN with a copy, of any and all changes to the Inspection Procedures, and if such changes are material, OMJ shall consult with AMYLIN before any such changes to the Inspection Procedures are effected. OMJ shall inform AMYLIN, within [***] after receipt of the Active Ingredient, of any discrepancies noted upon inspection, or in quantity or upon identity testing of the Active Ingredient discovered by OMJ. OMJ shall also, within [***] after OMJ’s receipt of the Active Ingredient, inform AMYLIN of any damage to the Active Ingredient received (e.g., damaged or punctured containers). Any rejected Active Ingredient shall be returned at AMYLIN’s expense and direction. OMJ shall store Active Ingredient delivered hereunder in accordance with the Quality Agreement and Laws and Regulations.

3.2           OMJ shall purchase, receive, and test all Raw Materials from suppliers approved by OMJ and AMYLIN as described in Appendix II of the Quality Agreement. OMJ shall also provide microbiological and analytical testing as necessary, storage prior to release, and maintenance of retained samples of all Raw Materials and Active Ingredient, as specified in the Specifications and OMJ’s standard operating procedures (“OMJ SOPs”), a copy of which shall be provided by OMJ to AMYLIN. OMJ shall notify AMYLIN, and provide AMYLIN with a copy of any and all changes to the OMJ SOPs. Before any such changes to the OMJ SOPs are effected, OMJ shall consult with AMYLIN and if such OMJ SOP changes are material to the testing, storage or maintenance of Pramlinide Finished Product, OMJ shall obtain AMYLIN’s prior approval prior to effecting such changes.

3.3           AMYLIN shall provide OMJ with the Specifications for Raw Materials, which specifications shall include, without limitation, the storage, test, and release criteria in accordance with Appendix II of the Quality Agreement.

3.4           AMYLIN shall provide OMJ with the specifications for all labeling for Pramlintide Finished Product, which Specifications shall be contained as a part of the Specifications as defined in Appendix II of the Quality Agreement.

3.5           Either OMJ or AMYLIN may qualify new suppliers for Raw Materials, however neither party shall obtain Raw Materials from any such supplier unless such supplier has been approved by both AMYLIN and OMJ in accordance with Section 3.2 above. OMJ and AMYLIN shall perform periodic audits of existing suppliers as assigned in Appendix II of the Quality Agreement. At AMYLIN’s request, from time to time during the term, OMJ shall provide reports to AMYLIN regarding the periodic Raw Material supplier audits conducted by OMJ. At AMYLIN’s option, AMYLIN may participate jointly with OMJ in the inspection and qualification of such suppliers.

3.6           AMYLIN shall approve and periodically audit Active Ingredient suppliers.

3.7           At AMYLIN’s request, from time to time during the term, OMJ shall provide AMYLIN with release test data summary reports for the Raw Materials used to manufacture Pramlintide Finished Product.

3.8           Within ten (10) days after the end of each calendar month during the term of this Agreement, OMJ shall provide AMYLIN with a report showing the quantities of Active Ingredient received during such month, the quantities of Active Ingredient held in inventory as of the end of such month, quantities of Pramlintide Finished Product in inventory as of the end of such month, and the quantities of Pramlintide Finished Product shipped during such month. Such report shall also indicate the actual conversion ratios of Active Ingredient for Pramlintide Finished Product manufactured during such calendar month.

3.9           OMJ shall be responsible for packaging and affixing labeling to Pramlintide Finished Product for the time period specified in Section 2.5.   Nothing contained herein shall give OMJ any right to use any AMYLIN trademark except on Pramlintide Finished Product for AMYLIN hereunder, and OMJ shall not obtain any right, title, or interest in any AMYLIN trademark by virtue of this Agreement or its performance of services hereunder. OMJ shall not affix to Pramlintide Finished Product any label, stamp, or other mark identifying OMJ as the source of Pramlintide Finished Product except as may be required by applicable Laws and Regulations.

4.             PURCHASE ORDERS, INVOICES, DELIVERY.

* CONFIDENTIAL TREATMENT REQUEST(ED)

4.1           Throughout the Term of this Agreement, AMYLIN shall send firm purchase orders to OMJ, which specify the quantities and the delivery dates for the Pramlintide Finished Product ordered (“Purchase Order”). No terms contained in any Purchase Order or acknowledgment shall be construed to amend or modify the terms of this Agreement and, in the event of any conflict, this Agreement shall govern and control.

4.2           So long as AMYLIN sends a Purchase Order to OMJ at least [***] in advance of the delivery date specified in such Purchase Order, OMJ shall deliver Pramlintide Finished Product ordered on or before the delivery date specified in such Purchase Order.  If OMJ cannot deliver on the delivery date specified in a Purchase Order because of delays occurring with AMYLIN’s third-party analytical testing lab, then said delivery date will be delayed for a period of time equal to the said analytical testing labs’ delay.

4.3           OMJ shall invoice AMYLIN for Pramlintide Finished Product simultaneously with shipment thereof.  Each invoice shall show the quantity of Pramlintide Finished Product delivered, the invoice date, and the amount due. Unless otherwise designated in writing by AMYLIN, OMJ shall send all invoices to the Accounts Payable department of AMYLIN at the address listed in Section 17.7. AMYLIN shall make payment on invoices in US Dollars not later than [***] after AMYLIN receives the invoice therefore from OMJ. No terms contained in any invoice shall be construed to amend or modify the terms of this Agreement and, in the event of any conflict, this Agreement shall govern and control.

4.4           Title to all Active Ingredient remains with AMYLIN. Title to all Pramlintide Finished Product (excluding the Active Ingredient contained therein) shall remain with OMJ until delivery to the common carrier designated by AMYLIN, at which time title will transfer to AMYLIN.

5.             PRICE.

The purchase price for Pramlintide Finished Product is set forth in Exhibit ‘B’, which is attached hereto and made a part hereof, and shall remain in effect for the term of this Agreement. The purchase price includes, without limitation, procurement, storage, product production, quality control, quality assurance, manufacturing support operations, and all other functions necessary to assure that Pramlintide Finished Product is produced in a timely fashion and in accordance with the Master Batch Records, associated testing results, shelf cartons, shippers and shipper labels, and the terms and conditions of this Agreement. In addition to the purchase price set forth in Exhibit ‘B’, AMYLIN will reimburse OMJ for all the expenses incurred to complete the validation activities required to comply with the Laws and Regulations, trials and any other experimental activity that AMYLIN may request OMJ to perform. OMJ will provide estimates and will seek AMYLIN’s approval before incurring on such expenses on behalf of AMYLIN.

6.             REGULATORY AND QUALITY ASSURANCE MATTERS.

6.1           OMJ and AMYLIN agree to comply with the terms and conditions of the Quality Agreement.

6.2           OMJ shall manufacture, fill, provide 100% visual inspection, package, label and test Pramlintide Finished Product purchased hereunder in accordance with the Specifications, the Master Batch Record, CGMPs, the terms and conditions of the Quality Agreement, and all applicable Laws and Regulations. OMJ shall conduct the in-process testing of Pramlintide Finished Product (which in-process testing is described in the Specifications) and environmental monitoring of the Facility before, during, and after manufacture of each Lot of Pramlintide Finished Product. All test results, manufacturing records, and reports shall promptly be reduced to writing. OMJ shall notify AMYLIN immediately of any test failures noted during the manufacture of Pramlintide Finished Product; and, AMYLIN shall have access to all such test results, investigation reports, and records, and any Lot samples within [***] of any request for the same to OMJ.

6.3           AMYLIN shall identify those Lots of Pramlintide Finished Product that shall be entered into the stability program. OMJ shall, in accordance with AMYLIN’s instructions and the Quality Agreement, remove the appropriate number of labeled SKU’s from each Lot identified by AMYLIN as a stability Lot, and ship such SKU’s to AMYLIN at AMYLIN’s expense, as directed by AMYLIN.

6.4           OMJ shall promptly notify AMYLIN of any problems or unusual production, supply, or other situations that are likely to adversely affect the production of any Pramlintide Finished Product, or its timely delivery to AMYLIN in accordance with the Purchase Order for the same, including, without limitation, any process deviations as described in the Quality Agreement. AMYLIN may, at its discretion, participate in the resolution of any such problem or production situation.

* CONFIDENTIAL TREATMENT REQUEST(ED)

6.5           Either of the parties may initiate change requests to the Specifications or changes to the Pramlintide Finished Product manufacturing processes in accordance with Section 5 of the Quality Agreement, with costs paid as follows.

6.5.1        In the event AMYLIN requests any such changes be made, other than changes requested by any Governmental Agency or required to bring the Facility into compliance with applicable Laws and Regulations, AMYLIN and OMJ shall, to the extent technologically feasible, accommodate AMYLIN’s requested changes, provided that AMYLIN shall reimburse OMJ for any reasonable incremental one-time costs associated with such changes.

6.5.2        In the event OMJ requests any such changes be made, other than changes requested by any Governmental Agency or required to bring the Facility into compliance with applicable Laws and Regulations, all costs associated with such changes shall be the sole responsibility of OMJ.

6.5.3        The one-time and on-going incremental costs associated with any change to the Specifications which are required or requested by any Governmental Agency shall be paid by AMYLIN, unless such change is required to be made to bring the Facility into compliance with applicable Laws or Regulations, in which case the costs associated with such change shall be the sole responsibility of OMJ.

6.6           No aspect under which Pramlintide Finished Product is manufactured under this Agreement may be changed without the mutual express written consent of AMYLIN and OMJ.

6.7           CGMP compliance responsibilities are set forth in the Quality Agreement.

6.8           The conditions under which Pramlintide Finished Product is manufactured shall be provided to AMYLIN for inclusion in AMYLIN’s regulatory filings in the U.S. OMJ further agrees to provide to AMYLIN all information regarding any aspect of manufacture of Pramlintide Finished Product that is necessary and related to AMYLIN’s regulatory filings. OMJ also agrees to authorize appropriate U.S. & P.R. Governmental Agencies, to inspect any aspect of OMJ’s manufacture of Pramlintide Finished Product. In the event that OMJ is notified of any potential plant inspection from any Ex- U.S. Regulatory Agency as a result of any Regulatory filing, AMYLIN agrees to withdraw such filing immediately.

7.             RELEASE AND REJECTION OF PRAMLINTIDE FINISHED PRODUCT.

7.1           Prior to delivery of Pramlintide Finished Product to AMYLIN hereunder, OMJ shall provide AMYLIN with the following:

(i)            Within [***] of the date of manufacture of such Pramlintide Finished Product, OMJ shall ship sample vials of the Batch for such Pramlintide Finished Product, to AMYLIN in the amounts requested by AMYLIN as described in the Quality Agreement;

(ii)           Within [***] of the manufacture date, OMJ shall provide AMYLIN with (A) the Completed Batch Record, (B) in-process and microbiological test results, and C) a Certificate of Compliance.

After OMJ ships sample vials, the Completed Batch Record, and the Certificate of Compliance to AMYLIN, AMYLIN shall have [***] from receipt of such sample vials and documentation to accept or reject such Batch of Pramlintide Finished Product. In the case of a latent defect in Pramlintide Finished Product delivered by OMJ to AMYLIN hereunder, AMYLIN shall have [***] from AMYLIN’s discovery of such latent defect to reject such Batch of Pramlintide Finished Product. AMYLIN may reject a Batch of Pramlintide Finished Product if (i) such Batch of Pramlintide Finished Product fails to meet the Specifications or is otherwise deficient (including having characteristics not specifically authorized by the Specifications), or (ii) the process used to manufacture such Batch of Pramlintide Finished Product deviates from the Master Batch Record. Failure of AMYLIN to reject a Batch of Pramlintide Finished Product as set forth above shall constitute acceptance thereof.

7.2           Any claim submitted by AMYLIN pursuant to Section 7.1 hereof must be accompanied by an investigation report (including an adequate Pramlintide Finished Product sample from the Batch of Pramlintide Finished Product analyzed), and shall be handled as hereafter set forth in this Section 7.

* CONFIDENTIAL TREATMENT REQUEST(ED)

7.3           Should AMYLIN reject any Batch pursuant to Section 7.1 and OMJ agree that such rejection is justified, OMJ shall promptly, at AMYLIN’s option, either reimburse AMYLIN for, or provide AMYLIN with a credit totaling, any purchase price paid for such Batch of Pramlintide Finished Product.

7.4           Should AMYLIN reject any Batch pursuant to Section 7.1 and OMJ, after good faith negotiation, fails to agree that such rejection is justified, the parties shall mutually agree on an independent third party to evaluate all documentation of testing and manufacturing relating to such Batch of Pramlintide Finished Product and other relevant information developed by both parties relating thereto to ascertain whether the rejection is justified. If the third party determines that AMYLIN’s rejection is justified, OMJ shall undertake the same actions detailed in Section 7.3 above. The party against which such third party rules shall bear the costs of such testing.

7.5           If a Batch of Pramlintide Finished Product is rejected, the parties shall immediately discuss what appropriate steps must be taken to secure disposition of the rejected Pramlintide Finished Product. If a rejected Batch of Pramlintide Finished Product is at OMJ’s facility, then, unless otherwise directed by AMYLIN, such rejected Batch of Pramlintide Finished Product shall be delivered to AMYLIN or destroyed by OMJ in accordance with all applicable Laws and Regulations, at OMJ’s expense.

7.6           If the number of units of Pramlintide Finished Product delivered by OMJ to AMYLIN pursuant to a Purchase Order is less than the number of units ordered under such Purchase Order, then the parties shall immediately discuss what appropriate steps must be taken to secure manufacture and delivery of the remaining units of Pramlintide Finished Product that have not been delivered.

8.             SHIPMENTS AND RISK OF LOSS.

8.1           Within [***] of signing this Agreement, AMYLIN shall provide OMJ with written instructions to follow in shipping Pramlintide Finished Product. OMJ shall hold the Pramlintide Finished Product in refrigerated storage as required in the Specifications, until the Pramlintide Finished Product is released by Quality Assurance, and shall prepare and arrange the shipment of Pramlintide Finished Product as designated by AMYLIN in AMYLIN’s Purchase Order. OMJ shall coordinate shipments of Pramlintide Finished Product to those locations designated by AMYLIN. Where shipping validation is required, AMYLIN shall be primarily responsible for developing such shipping method. Notwithstanding the above, at no point will OMJ commit to have more than [***] stored at its Facility due to existing refrigeration capacity limitations. Accordingly, AMYLIN will secure sufficient refrigerator capacity to hold this Pramlintide Finished Product at AMYLIN’s premises or contracted warehouse until the Pramlintide Finished Product is distributed. OMJ will not hold any excess inventory for AMYLIN beyond the agreed delivery date unless the parties agree to and OMJ is compensated by AMYLIN accordingly. The risk of loss during the extended storage period belongs to AMYLIN. All shipments of Pramlintide Finished Product are FCA (Incoterms 2000) the Facility.

8.2           OMJ shall prepare all shipping documents, which shall reference the Purchase Order number, Lot number, expiration date, shipping conditions, and any other document necessary to comply with Laws and Regulations. Each pallet shall have a release or quarantine sticker affixed thereto. Upon delivery to a carrier approved by AMYLIN, title to Pramlintide Finished Product shall pass to AMYLIN and AMYLIN shall assume and bear all risk and liability with respect to the loss or damage of Pramlintide Finished Product(s).

8.3           OMJ shall notify AMYLIN that a shipment is in transit by Purchase Order number, Lot number, manufacture date, Pramlintide Finished Product, and quantity within twenty-four (24) hours after the shipment was accepted by an AMYLIN-authorized carrier.

8.4           Title to all unused Active Ingredient shall at all times remain in AMYLIN, and OMJ shall not subject any Active Ingredient to any liens, claims, and encumbrances while it is in its custody. Title to all work in process to produce Pramlintide Finished Product and all completed Pramlintide Finished Product (excluding the Active Ingredient contained therein) shall remain with OMJ until delivery to the common carrier designated by AMYLIN, at which time title will transfer to AMYLIN.

8.5           OMJ shall have no liability to AMYLIN in respect of any loss, damage or destruction relating to the Active Ingredient prior to the same being delivered to the Facility.

* CONFIDENTIAL TREATMENT REQUEST(ED)

9.             IMPROVEMENTS; CONFIDENTIALITY.

9.1           Any inventions and improvements to the manufacturing processes or know-how related to Pramlintide Finished Product, whether made or conceived by OMJ or AMYLIN or both, shall be owned by, and the exclusive property of, AMYLIN.

9.2           During the term of this Agreement and for a period of five (5) years after the expiration or earlier termination of this Agreement, neither party shall:

(i)            Disclose, publish, or make available any Confidential Information of the Disclosing Party disclosed to it by the Disclosing Party, to any third party or to any employee of the Receiving Party who has no need to know or to have access to such Proprietary Information; or

(ii)           Sell, transfer, or otherwise use or exploit any such Confidential Information of the Disclosing Party.

The Receiving Party shall use the Disclosing Party’s Confidential Information solely for purposes of performing its obligations under this Agreement. Upon the expiration or earlier termination of this Agreement, the Receiving Party shall return to the Disclosing Party the originals and all copies of the Disclosing Party’s Confidential Information then in its possession, provided however, the Receiving Party shall have the right to retain one copy of such Confidential Information in a secure location for the sole purpose of determining the scope of the obligations incurred under this Agreement.

10.           COMPLIANCE WITH LAW.

OMJ and AMYLIN shall at all times comply with all applicable laws, regulations, government permits and approvals relating to the manufacture, storage, handling, transportation and use of Active Ingredient and Pramlintide Finished Product. In the event a Governmental Agency forces the cessation of the Facility’s operations due to any actual or alleged violation or act(s) of noncompliance with Laws or Regulations by OMJ, OMJ shall use diligent efforts to cure such violation or non-compliance and to resume operation as soon as possible.

11.           TRANSFER OF MANUFACTURING PROCESS.

11.1         It is understood and agreed by AMYLIN and OMJ that AMYLIN itself and/or a third party may at some point in time manufacture Pramlintide Finished Product using the Master Batch Record and that AMYLIN (or its designee) shall be entitled to a complete copy of the Master Batch Record upon request.

11.2         To facilitate the transfer of the manufacturing process in accordance with Section 11.1, OMJ agrees to provide to AMYLIN, or the relevant third party, training on-site (at AMYLIN’s or such third party’s premises) for the manufacture of Pramlintide Finished Product for an appropriate period, such training including but not limited to on-site instruction by a reasonable number of OMJ knowledgeable personnel provided such individuals are still employed by OMJ. The party receiving training shall reimburse OMJ at OMJ’s full daily charge out rate for the personnel providing such training and for reasonable travel and living expenses of OMJ employees during the time that they are engaged in the training. Provisions of this Section 11 are applicable during the term of this Agreement and shall survive termination or expiration until such time as OMJ has transferred to AMYLIN or its designee such information and training as is reasonably necessary for the manufacture of Pramlintide Finished Product in accordance with the Master Batch Record.

12.           WASTE.

OMJ shall assume responsibility for disposing of any and all Waste generated during the process of manufacturing and packaging Pramlintide Finished Product in accordance with all Laws and Regulations. Copies of all documentation, evidencing all Disposals by OMJ, shall be made available in the Facility to AMYLIN upon reasonable request.

13.           WARRANTIES.

13.1         OMJ hereby warrants that all Pramlintide Finished Product supplied to AMYLIN hereunder, (i) shall have been manufactured at the Facility in accordance with the Specifications and the Master Batch Record; (ii) upon delivery to AMYLIN, shall be in compliance with the Specifications therefore and with all applicable requirements of the FDCA (including but not limited to CGMPs) and all other applicable Laws and Regulations, and be free from any deleterious materials; (iii) upon delivery to AMYLIN, shall not be adulterated or misbranded within the meaning of the FDCA or any applicable state, Puerto Rican, or other applicable Laws and Regulations in which the definitions of adulteration or misbranding are substantially the same as in the FDCA, as such Laws and Regulations are constituted and effective at the time of delivery), and will not be an article which may not, under the FDCA or any other applicable Laws and Regulations, be introduced into interstate commerce; and (iv) shall be in undamaged containers.

13.2         OMJ further warrants that: (i) it has the right to enter into this Agreement; (ii) it has all government permits and approvals necessary to conduct operations at the Facility and is in compliance therewith; (iii) it has adequate facilities to undertake the obligations set forth herein; (iv) it shall comply with all applicable Laws and Regulations relating to the manufacture, assembly and supply of the Pramlintide Finished Product, including, without limitation, those enforced by the FDA (including, without limitation, compliance with CGMPs); (v) the Facility and its operation comply in all material respects with all applicable building codes and ordinances; and (vi) it owns all right, title and interest in all manufacturing processes used in the manufacture of the Pramlintide Finished Product, and the use of such manufacturing processes for the manufacture of the Pramlintide Finished Product as contemplated by this Agreement shall not infringe any patent or other intellectual property right of any third party.

13.3         OMJ warrants that it and its employees, affiliates and agents have never been (i) debarred, or (ii) convicted of a crime for which a person can be debarred, under subsection (a) or (b) of 21 U.S.C. § 335a, as amended, and OMJ agrees that it does not now and will not in the future use in any capacity the services of any person debarred under subsection (a) or (b) of 21 U.S.C. § 335a. If during the term of this Agreement, OMJ or any other person performing hereunder (y) becomes debarred or disqualified, or (z) receives notice of an action or threat of an action with respect to debarment or disqualification, OMJ shall immediately notify AMYLIN.

14.           TERM AND TERMINATION.

14.1         The term of this Agreement shall commence as of the Effective Date and, unless earlier terminated as provided hereunder, shall expire on the Expiration Date.

14.2         This Agreement may be terminated

(i)                                     by either party (the “Terminating Party”) upon written notice if:

(A)       the other party fails to perform a material obligation or violates any provision of this Agreement in a material respect, and such party does not cure such failure to perform or violation within thirty (30) days after receiving written notice from the Terminating Party or, if the nature of the default is such that it cannot be cured within such thirty (30) day period, such party has not diligently proceeded to effect the cure of said breach within said thirty (30) day period;

(ii)                                  by AMYLIN upon providing written notice to OMJ if:

(A)       a Force Majeure Event (as defined below) prevents OMJ from performing its obligations hereunder for three (3) consecutive months in accordance with Section 15 below; or

(B)        a Governmental Agency forces the cessation of the Facility’s operations pursuant to Section 10 above;

(C)        OMJ receives notice from the PDA or other regulatory authority that OMJ has failed to successfully complete its pre-approval inspection or equivalent non-United States inspection, and therefore is not an approved commercial supplier of Pramlintide   ‘ Finished Product in such country; or

(D)       AMYLIN withdraws the NDA or equivalent non-United States applications directed to the Pramlintide Finished Product.

14.3         The expiration or earlier termination of this Agreement shall not relieve either party from liabilities and obligations accrued prior to the effective date of termination, including OMJ’s obligation to produce Pramlintide Finished Product ordered and AMYLIN’s obligation to pay for Pramlintide Finished Product delivered, up to the effective date of termination.

14.4         Upon cessation of AMYLIN’s purchases of any Pramlintide Finished Product hereunder (including, without limitation, pursuant to Section 15), or the expiration or any earlier termination of this Agreement, OMJ shall (i) transfer to AMYLIN, at AMYLIN’s expense, all documents, records, and retained samples relating to such Pramlintide Finished Product, except one copy of such records which may be retained by OMJ, at OMJ’s expense, for archival purposes; and (ii) provide all required assistance to transfer manufacturing processes for such Pramlintide Finished Product to AMYLIN, or at AMYLIN’s request, a designee of AMYLIN, pursuant to Section 11.

15.           FORCE MAJEURE.

Neither party shall be liable to the other for loss or damages for any default or delay attributable to any cause beyond the reasonable control of that party, including but not limited to, an act of God, flood, fire, explosion, earthquake, war, revolution, civil commotion, act of a public enemy, blockade, or embargo (“Force Majeure Event”). The affected party shall exercise diligent efforts to resume performance of its obligations as soon as possible and shall provide the other party with prompt written notice when it is able to resume performance.

16.           INDEMNIFICATION.

16.1         AMYLIN shall defend, indemnify, and hold harmless OMJ, its Affiliates, and their respective officers, agents, and employees, from any loss, damage, expense, or liability (including without limitation defense costs and reasonable attorneys’ fees) in connection with any claim, lawsuit or other action by a third party (the “OMJ Claim”) resulting from the breach of any representation, warranty, covenant, or agreement made by AMYLIN in this Agreement or the handling, possession, or use of Pramlintide Finished Product following delivery to a common carrier pursuant to Section 8, unless and to the extent that such OMJ Claim is based on, arises out of, or is due to the breach of this Agreement by, or the negligent or wrongful acts or omissions of, OMJ, its Affiliates or any of their respective officers, agents, or employees.

16.2         OMJ shall defend, indemnify, and hold harmless AMYLIN, its Affiliates, and their respective officers, agents, and employees, from any loss, damage, expense, or liability (including without limitation defense costs and reasonable attorneys’ fees) in connection with any claim, lawsuit or other action by a third party (“Amylin Claim”) resulting from the breach of any representation, warranty, covenant, or agreement made by OMJ in this Agreement or the manufacture, storage, handling, possession, or use of Active Ingredient or Pramlintide Finished Product prior to delivery to a common carrier pursuant to Section 8, unless and to the extent that such Amylin Claim is based on, arises out of, or is due to the breach of this Agreement by, or the negligent or wrongful acts or omissions of, AMYLIN, its Affiliates, or any of their respective officers, agents, or employees.

17.           MISCELLANEOUS.

17.1         No Publicity. Unless the prior written consent of the other party is obtained, no party shall, except as may be required by law or regulations (including without limitation any United States Securities and Exchange Commission filings required), in any manner disclose or advertise or publish or release for publication any statement mentioning the other party or information contained in or acquired pursuant to this Agreement, or the fact that any party has furnished or contracted to furnish to the other party the items required by this Agreement, or quote the opinion of any employee of the other party.

17.2         Further Action. The parties agree to execute, acknowledge, and deliver such further instruments and to do all such incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

17.3         Independent Contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. All activities by the parties hereunder shall be performed by them as independent contractors. Neither party shall incur any debts or make any commitments for the other party.

17.4         Headings. The parties agree that the headings in this Agreement are used for the convenience of the parties only and are not intended to be used in the interpretation of this Agreement.

17.5         Survival. The expiration or earlier termination of this Agreement shall not relieve either party from full performance of any obligations incurred prior thereto. The terms and conditions of Sections 7, 8, 9, 11, 12, 13, 14.3, 14.4, 16 and 17 hereof shall survive the early termination or expiration of this Agreement. This provision will not be construed to limit the survival of any other provisions that also survive the termination or expiration of this Agreement by the express or implied terms of such provisions.

17.6         Entire Agreement; Modification. The terms of this Agreement, together with the Exhibits attached hereto and the Quality Agreement, represent the entire agreement of the parties with respect to the subject matter herein superseding any and all prior and contemporaneous agreements, whether written or oral, with respect thereto, and the same shall not be modified or supplemented except in a written document duly executed by the parties, which document shall state that it is a modification to this Agreement. In the event of any inconsistencies between the terms and conditions of this Agreement, and the terms and conditions of any purchase order, acknowledgement, invoice, or other form utilized by the parties, the terms and conditions of this Agreement shall govern and control.

17.7         Notices. All notices and other communications provided for by this Agreement shall be given in writing, and shall be deemed to have been given if: (a) personally delivered by hand; (b) sent by overnight courier; (c) sent by certified or registered mail, return receipt requested; or (d) sent by facsimile (and confirmed in writing by any of the foregoing methods), to the intended recipient as follows (or such other address and facsimile number as each party may designate in writing to the other party):

If to AMYLIN:

Amylin Pharmaceuticals, Inc.
9373 Towne Centre Drive, Suite 250
San Diego, California 92121
Attention: John D. Grove
Facsimile: 858-334-1082

with a copy to:	Lloyd A. Rowland
Vice President and General Counsel
Amylin Pharmaceuticals, Inc.
9373 Towne Centre Drive, Suite 250
San Diego, California 92121

Facsimile: 858-552-1936

If to OMJ:	OMJ Pharmaceuticals, Inc.
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Facsimile: 787-892-2095

Notice shall be deemed given on the date of delivery if by personal delivery by hand, or on the date deposited with the overnight courier if delivered by overnight courier, or on the fifth day following the date deposited with the US mail if sent by certified or registered mail.

17.8         Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, OMJ and AMYLIN, and their respective successors and assigns, subject to the provisions of Section 17.9 below.

17.9         No-Assignment. Neither OMJ nor AMYLIN shall assign this Agreement, in whole or in part, without the prior written consent of the other party; provided, however, that AMYLIN may, without OMJ’s consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. OMJ shall perform all of its obligations and duties pursuant to this Agreement, and shall not subcontract any or all

* CONFIDENTIAL TREATMENT REQUEST(ED)

of such obligations, or delegate any or all of such duties hereunder, without the prior written consent of AMYLIN. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

17.10       Severability. If any provision of this Agreement shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and shall remain valid and enforceable to the greatest extent permitted by law.

17.11       Governing Law. The terms and conditions of this Agreement shall be governed by the laws of the State of California, without regard to its conflicts of laws principles.

17.12       Waiver. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party at any time to require performance of any provision hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or the breach of any other provision, term, covenant, representation or warranty of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date following their respective name.

AMYLIN PHARMACEUTICALS, INC.	OMJ PHARMACEUTICALS, INC.

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

EXHIBIT A

CONFIDENTIAL

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* CONFIDENTIAL TREATMENT REQUEST(ED)

Exhibit ‘B’

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* CONFIDENTIAL TREATMENT REQUEST(ED)